Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of the ____ day of January, 2021 (the “Effective Date”), by and between Central Bancompany, Inc., a Missouri corporation (the “Company”), Central Trust Bank, a bank chartered under Missouri law (the “Bank”) (the Company and the Bank shall be referred to collectively herein as the “Employer”) and Piyush Agarwal (the “Executive”).

BACKGROUND:

The Company and the Bank desire to employ the Executive as its Chief Financial Officer on the terms and conditions set forth below and Executive desires to accept such employment subject to such terms and conditions.

The Employer and the Executive intend that this Agreement embody the complete terms and conditions of the Executive’s employment with the Employer and shall supersede in its entirety the terms of employment embodied in any offer letter or other communication preceding the Effective Date.

AGREEMENT:

In consideration of the above premises and the mutual agreements hereinafter set forth, effective as of the Effective Date, the parties hereby agree as follows:

1.             Duties.

1.1.          Position. The Executive shall be employed as the Chief Financial Officer of the Company and the Bank and shall perform and discharge faithfully (a) the usual and customary duties and responsibilities commensurate with similar positions at other financial institutions of similar size; and (b) the duties and responsibilities which may be assigned to the Executive from time to time in connection with the conduct of the Employer’s business. The Executive shall report directly to the President and Chief Operating Officer of the Company.

1.2.          Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 1.1 hereof, the Executive shall:

(a)             subject to Section 1.3, devote substantially all of the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)            diligently follow and implement all reasonable and lawful management policies and decisions communicated to the Executive by the President and Chief Operating Officer of the Company; and

(c)             timely prepare and forward to the President and Chief Operating Officer of the Company all reports and accountings as may be requested of the Executive.

1.3.          Permitted Activities. The Executive shall devote substantially all of the Executive’s entire business time, attention and energies to the Business of the Employer, but as long as the following activities do not interfere with the Executive’s obligations to the Employer, this shall not be construed as preventing the Executive from:

(a)             investing the Executive’s personal assets in any manner which will not require any services on the part of the Executive in the operation or affairs of the entity and in which the Executive’s participation is solely that of an investor; provided that such investment activity following the Effective Date shall not result in the Executive owning beneficially at any time one percent (1%) or more of the equity securities of any Competing Business; or

(b)             participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books, or teaching or serving on the board of directors of an entity so long as any such participation does not interfere with the ability of the Executive to effectively discharge the Executive’s duties hereunder; provided further, that the President and Chief Operating Officer of the Company may direct the Executive in writing to resign from any such organization and/or cease such activities should the President and Chief Operating Officer of the Company reasonably conclude that continued membership and/or activities of the type identified would not be in the best interests of the Employer.

2.             Term.     This Agreement shall be for a Term commencing on the Effective Date and ending upon the date of Termination of Employment as hereafter provided.

3.            Compensation.       The Employer shall pay the Executive the following during the Term, except as otherwise provided below:

3.1.          Annual Base Salary. The Executive shall be compensated at an annual base rate of Four Hundred Thousand Dollars ($400,000) (the “Annual Base Salary”). The Executive’s Annual Base Salary shall be reviewed by the Human Resources Committee of the Board of Directors of the Company (the “Human Resources Committee”) at least annually for possible adjustments as determined by the Human Resources Committee based on its evaluation of the Executive’s performance. The Executive’s Base Salary shall be payable in accordance with the Employer’s normal payroll practices.

3.2.          Signing/Retention Bonus. Within ninety (90) days following the Effective Date, the Employer shall pay the Executive a signing bonus in an amount equal to One Hundred and Ten Thousand Dollars ($110,000) (the “Signing Bonus”), and on each of the first three (3) anniversaries of the Effective Date, the Employer shall pay the Executive a bonus in an amount equal to One Hundred and Ten Thousand Dollars ($110,000) (the “Retention Bonus”), provided that the Executive is still employed by the Employer on each payment date. If the Executive terminates employment without Good Reason or the Employer terminates the Executive’s employment for Cause prior to the first anniversary of the Effective Date, the Executive must repay to the Employer a pro-rata portion of the Signing Bonus representing the remainder of the period between the first anniversary of the Effective Date and the date of termination. If any repayment is due to the Employer pursuant to this Section, the Executive agrees that the amount of the repayment due is payable immediately via personal check or payroll deduction and the Executive agrees to permit the Employer to deduct this amount from any amounts due the Executive. Any remaining amounts are the Executive’s responsibility and shall be payable immediately but, in no event, later than thirty (30) days following the Executive’s last day of employment with the Employer.

3.3.          Targeted Annual Incentive Compensation.

(a)            Annual Bonus. The Executive shall be eligible to receive annual bonus compensation determined in a targeted annualized amount equal to fifty-six percent (56%) of the Executive’s Annual Base Salary, subject to a minimum threshold of zero percent (0%) and a maximum threshold of sixty-seven percent (67%) of the Executive’s Annual Base Salary (the “Annual Bonus”). The Annual Bonus shall be subject to the attainment of performance targets and objectives which shall be developed and mutually agreed upon by the Human Resources Committee and the Executive. The amount of the Annual Bonus to which the Executive is entitled shall be determined in the discretion of the Human Resources Committee.

 (i)            For the 2021 calendar year, the Human Resources Committee, with reasonable input from the Executive, shall establish performance targets relevant to the determination of the Executive’s Annual Bonus based on the Employer’s consolidated net income, core deposit growth and consolidated loan growth.

 (ii)           For the calendar year 2022 and subsequent calendar years during the Term, the Human Resources Committee agrees to establish a short-term incentive program consistent with the strategic goals of the Employer, with reasonable input from the Executive, pursuant to which performance targets and objectives relevant to the determination of the Executive’s Annual Bonus shall be determined.

Any Annual Bonus earned shall not be payable to the Executive unless the Executive is employed by the Employer on the date on which such Annual Bonus is paid. The Annual Bonus shall be paid in cash no later than March 15th of the year following the year in which the bonus is earned in accordance with the Employer’s normal practices for the payment of short-term incentives.

(b)            Regulatory Restrictions on Incentive Compensation. The payment of any Annual Bonus shall be subject to any approvals or non-objections required by any regulator of the Employer, and the obligation to pay any such Annual Bonus shall be rendered null and void to the extent the same is then prohibited by any applicable law or regulatory restriction.

3.4.          Restricted Stock Awards. Beginning in 2022, the Executive shall be eligible to receive an annual grant of the Employer’s “Class B Common Stock” shares (the “Annual Restricted Stock Grant”). The Annual Restricted Stock Grant shall be granted no later than March 1st of each year. The annual target for the value of the Annual Restricted Stock Grant to be granted in 2022, shall be Two Hundred Twenty Five Thousand Dollars ($225,000). The actual value of Annual Restricted Stock Grants granted in 2022 and each calendar year thereafter during the Term shall be determined based upon the satisfaction of performance targets and objectives as may be established annually by the Human Resources Committee and reasonably agreed upon by the Executive. Each Annual Restricted Stock Grant shall become vested in equal one-third increments annually beginning on the first anniversary of the grant date; provided, however, that each Annual Restricted Stock Grant shall become fully vested in the event of Change of Control, or upon the Executive’s death or upon the Executive becoming subject to a Disability. Each Annual Restricted Stock Grant shall be subject to such other terms and conditions as set forth in a separate award agreement.

3.5.          Business and Professional Education Expenses or Memberships. The Executive shall be entitled to be reimbursed for reasonable and necessary expenses the Executive incurs in connection with the performance of the Executive’s duties of employment hereunder. The Executive shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reasonable reimbursement policies the Employer adopts from time to time. The amount of reimbursable expenses incurred in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. Reimbursements shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred.

3.6.          Perquisites.

(a)             Automobile. The Employer shall provide the Executive with the use of an automobile selected by the Employer. Subject to satisfying the requirements for any reimbursements in accordance with Section 3.5, the Employer shall be responsible for all automobile expenses, repairs, and maintenance thereof; provided, however, the Executive shall be responsible for gas expenses for travel not related to the Business of the Employer. The Employer shall obtain and maintain adequate insurance coverage on the automobile. Not less frequently than once annually, the Executive will make a good faith allocation between business and personal use of such vehicle as required by the Internal Revenue Service guidelines and shall be responsible for taxes associated with personal use of the automobile.

(b)             Country Club. The Employer shall reimburse the Executive for the initiation fee and regular dues for membership in a country club mutually agreed upon by the Employer and the Executive. The Executive acknowledges that the amount reimbursed pursuant to this Section 3.6(b) shall be treated as compensation to the Executive and shall be subject to all applicable taxes as described in Section 3.9 hereof.

(c)             Advisory Fee. The Executive shall be appointed as a special advisor to the Board of Directors. The Executive shall be entitled to receive a meeting fee for any meeting of the Board of Directors which he attends. In addition, the Executive shall be eligible to receive an advisory fee at the end of each calendar year, which fee shall be paid in the sole discretion of the Board of Directors. By way of example only, for 2020, the total fee paid to each special advisor to the Board of Directors was Nine Thousand Dollars ($9,000).

(d)             Relocation Expenses. The Employer shall reimburse the Executive for reasonable expenses incurred in his relocation to the St. Louis, Missouri area, provided that, as a condition of reimbursement of such relocation expenses, the cost of such expenses must be pre-approved by the Human Resources Committee. Such reimbursable expenses may include travel costs associated with searching for a new home, packing, moving and, if necessary, short-term storage by a professional moving and storage firm, and closing costs related to the purchase of a new home. If, within twelve (12) months after the date the Employer reimburses the Executive for relocation expenses in accordance with this Section 3.6(d), the Executive terminates his employment with the Employer without Good Reason or the Employer terminates the Executive’s employment for Cause, the Executive shall repay the Employer a portion of the reimbursement received pursuant to Section 3.6(d). The amount to be repaid shall be equal to the aggregate amount reimbursed, multiplied by a fraction, the numerator of which shall be twelve (12) minus the number of consecutive, full calendar months that the Executive remained employed by the Employer and the denominator of which is twelve (12). Any reimbursements under this Section 3.6(d), shall be subject to the verification requirements described in Section 3.5.

3.7.          Paid-Time Off. The Executive shall be entitled to paid-time off (“PTO”) in accordance with the Employer’s PTO policy as the same may be in effect from time to time during the Term for similarly situated executives of the Employer; provided, however, that as of the Effective Date, the Executive shall be credited with twenty (20) days of PTO per year.

3.8.          Benefits. In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to similarly situated employees. All such benefits shall be awarded and administered in accordance with the written terms of any applicable benefit plan or, if no written terms exist, the Employer’s standard policies and practices relating to such benefit.

3.9.          Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

3.10.        Clawback of Compensation. The Executive agrees to repay any compensation previously paid or otherwise made available to the Executive under this Agreement that is subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of the Employer are then traded), including, but not limited to, the following circumstances:

(a)             where such compensation was in excess of what should have been paid or made available because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Employer where the Employer has been required to prepare an accounting restatement due to material noncompliance of the Employer, as a result of misconduct, with any financial reporting requirement under the federal securities laws;

(b)            where the Executive has committed, is substantially responsible for, or has violated, the respective acts, omissions, conditions, or offenses outlined under 12 C.F.R. Section 359.4(a)(4); and

(c)  if the Employer becomes, and for so long as the Employer remains, subject to the provisions of 12 U.S.C. Section 1831o(f), where such compensation exceeds the restrictions imposed on the senior executive officers of such an institution.

The Executive agrees to return within sixty (60) days, or within any earlier timeframe required by applicable law, any such compensation properly identified by the Employer by written notice provided pursuant to Section 14. If the Executive fails to return such compensation within the applicable time period, the Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to the Executive by the Employer. If the Executive is then employed by the Employer, the Executive acknowledges that the Employer may take appropriate disciplinary action (up to, and including, Termination of Employment) if the Executive fails to return such compensation. The Executive acknowledges the Employer’s rights to engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section 3.10. The provisions of this Section 3.10 shall be modified to the extent, and remain in effect for the period, required by applicable law.

3.11.        Taxability. The Executive acknowledges that the Employer makes no representation with respect to the taxability or nontaxability of the benefits provided under this Section 3.

 4.            Termination; Suspension or Reduction of Benefits.

4.1.          Termination of Employment Events. During the Term, the Executive’s Termination of Employment under this Agreement may only occur as follows:

                                (a)            By the Employer:

 (1)           for Cause, upon prior written notice to the Executive subject to compliance with Section 28(f) hereof, if applicable; or

 (2)           without Cause at any time (other than pursuant to Section 4.1(a)(3) below), upon thirty (30) days’ prior written notice by the Employer of its intent; and provided, further that the Employer shall meet its obligations to the Executive under Section 4.2 or 4.3, as applicable; or

 (3)           in the event that a regulator for the Employer requires the Executive’s removal from service as an officer of the Employer.

                                (b)            By the Executive:

 (1)           for any reason (other than pursuant to Section 4.l(b)(2)), provided that the Executive shall give the Employer sixty (60) days’ prior written notice of the Executive’s intent to effect his Termination of Employment; or

 (2)           for Good Reason, provided that the Executive shall give the Employer the prior written notice described in Section 28(m).

                                (c)            Upon the Executive becoming subject to a Disability.

(d)            At any time upon mutual, written agreement of the parties.

(e)            Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive’s death.

4.2.          Regular Severance. If the Executive experiences a Termination of Employment, either by the Employer without Cause pursuant to Section 4.1(a)(2) or by the Executive with Good Reason pursuant to Section 4.1(b)(2), during the Term but prior to a Change in Control or more than twelve (12) months following a Change of Control, the Employer shall pay the Executive as liquidated damages, in lieu of all other claims and payments under this Agreement, severance equal to the Annual Base Salary in effect on the date of the Executive’s Termination of Employment payable over twelve (12) months, plus an amount equal to the monthly Employer subsidy for health insurance premiums and disability premiums for then active employees for a period of twelve (12) months. Any severance payable pursuant to this Section 4.2 shall be paid over twelve (12) months in substantially equal increments in cash in accordance with the Employer’s regular payroll practices, but no less frequently than monthly, commencing with the first payroll date that is more than sixty (60) days following the date of the Executive’s Termination of Employment. All payments of severance shall accrue from the date of the Executive’s Termination of Employment, with any accrued but unpaid severance being paid on the date of the first payment.

4.3.         Change of Control Severance.

(a)             If, within twelve (12) months following a Change of Control which occurs before the third (3rd) anniversary of the Effective Date, the Executive experiences a Termination of Employment, either by the Employer without Cause pursuant to Section 4.l(a)(2) or by the Executive for Good Reason pursuant to Section 4.1(b)(2), the Executive shall receive, as liquidated damages, in lieu of all other claims and payments under this Agreement, severance benefits equal to three (3) times the sum of (i) the Annual Base Salary in effect on the date of the Termination of Employment, (ii) the Annual Bonus paid for the calendar year immediately preceding the Termination of Employment, except that for a Change of Control which occurs during the first year of the Term, the Annual Bonus amount for purposes of this Section 4.3(a)(ii) shall be Two Hundred Twenty-Five Thousand Dollars ($225,000), and (iii) the annualized amount of the monthly Employer subsidy for health insurance premiums and disability premiums for then active employees.

(b)            If, within twelve (12) months following a Change of Control which occurs after the third (3rd) anniversary of the Effective Date, the Executive experiences a Termination of Employment, either by the Employer without Cause pursuant to Section 4.l(a)(2) or by the Executive for Good Reason pursuant to Section 4.l(b)(2), the Executive shall receive, as liquidated damages, in lieu of all other claims and payments under this Agreement, severance benefits equal to two (2) times the sum of (i) the Annual Base Salary in effect on the date of the Termination of Employment, (ii) the Annual Bonus paid for the calendar year immediately preceding the Termination of Employment, and (ii) the annualized amount of the monthly Employer subsidy for health insurance premiums and disability premiums for then active employees.

(c)             Any severance payable pursuant to this Section 4.3 shall be paid in substantially equal increments over a period of twenty-four (24) months beginning on the first payroll date that is more than sixty (60) days following the date of the Executive’s Termination of Employment.

4.4.          Golden Parachute Limitations. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement or otherwise payable to the Executive by the Employer (the “Aggregate Payments”) would be an “excess parachute payment” (within the meaning of Code Section 280G(b)(l)) but for the application of this sentence, then the Aggregate Payments will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an excess parachute payment. For purposes of determining whether any portion of the Aggregate Payments would be an excess parachute payment, any portion of the Aggregate Payments that, in the opinion of an independent tax or valuation expert selected by the Company and reasonably acceptable to the Executive, represents reasonable compensation for services to be rendered on or after the Change of Control (within the meaning of Code Section 280G(b)(4)(A)), including any restraints on employment, shall not be considered a “parachute payment” (within the meaning of Code Section 280G(b)(2)). In the event the Aggregate Payments are required to be reduced pursuant to this Section, the Aggregate Payments will be reduced by category in the following order: (a) cancellation of accelerated vesting of equity awards; (b) reduction or elimination of cash severance benefits that are subject to Code Section 409A; (c) reduction or elimination of cash severance benefits that are not subject to Code Section 409A; (d) reduction or elimination of any remaining portion of the Aggregate Payments that are subject to Code Section 409A; and (e) reduction or elimination of any remaining portion of the Aggregate Payments that are not subject to Code Section 409A. In the event that acceleration of vesting of equity award compensation is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Executive’s equity awards. Within each other category, cash payments and payments with respect to any equity award will be reduced pro rata based on the portion of cash or other payment with respect to the Aggregate Payments, in each case beginning with payments that would otherwise be made last in time; provided that in no event shall the cash portion of the Aggregate Payments be less than the amount of federal and state income tax withholding owed by the Executive with respect to the Aggregate Payments.

4.5.          Effect of Termination of Employment.

(a)             Upon Executive’s Termination of Employment hereunder for any reason, the Employer shall have no further obligations to the Executive or the Executive’s estate with respect to this Agreement, except for the payment of any amount earned and owing under Section 3 through the effective date of termination of the Agreement and, if applicable, any payments set forth in Section 4.2 or Section 4.3.

(b)             Notwithstanding any other provision of this Agreement to the contrary, as a condition of the Employer’s payment of any amount in connection with the Executive’s Termination of Employment, the Executive must execute, and not timely revoke during any revocation period provided pursuant to such release, a release agreement in the form provided by the Employer, which form shall be reasonable and consistent with customary practices in the banking industry. The Employer shall provide the release to the Executive in sufficient time so that if the Executive timely executes and returns the release, the revocation period will expire no later than sixty (60) days following the effective date of the Termination of Employment.

(c)             Any actual or constructive reduction of the Executive’s employment which does not rise to the level of a Termination of Employment shall not entitle the Executive to any of the payments or benefits described in Section 4.

(d)            Notwithstanding any provision in the Agreement to the contrary, to the extent necessary to avoid the imposition of tax on the Executive under Code Section 409A, any payments that are otherwise payable to the Executive within the first six (6) months following the effective date of Termination of Employment, shall be suspended and paid as soon as practicable following the end of the six-month period following such effective date if, immediately prior to the Executive’s Termination of Employment, the Executive is determined to be a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)) of the Employer (or any related “service recipient” within the meaning of Code Section 409A and the regulations thereunder). Any payments suspended by operation of the foregoing sentence shall be paid as a lump sum within thirty (30) days following the end of such six-month period. Payments (or portions thereof) that would be paid latest in time during the six-month period will be suspended first.

4.6.          Regulatory Limitation.

(a)             FDIC Golden Parachute Limitations. Notwithstanding anything contained in this Agreement to the contrary, no payments shall be made pursuant to Section 4 or any other provision herein or otherwise in contravention of the requirements of Section 2[18(k)] of the Federal Deposit Insurance Act (the “FDIA”) (12 U.S.C. 1828(k)) and Part 359 of the FDIC Rules and Regulations, 12 C.F.R. 359 (collectively, the “FDIC Golden Parachute Restrictions”). In the event any such payments become due and payable under this Agreement at a time when such payments would constitute “golden parachute payments,” other than “golden parachute payments,” for which the concurrence or consent of the appropriate federal banking agency has been received as contemplated by the FDIC Golden Parachute Restrictions, the obligation on the part of the Employer to make any such payments shall become null and void. In addition, nothing in the preceding sentence shall impose an obligation on the part of the Employer to petition the Federal Deposit Insurance Corporation (the “FDIC”) (and/or other regulatory agency having jurisdiction over the Employer) for its concurrence or consent.

(b)             Other Regulatory Limitations. If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the affairs of any depository institution by an order issued under Section 8(e) or 8(g) of the FDIA (12 U.S.C. 1818(e) and (g)), the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the effective date of such order, except for the payment of Annual Base Salary due and owing under Section 3.1 on the effective date of said order, and reimbursement under Section 3.5 of expenses incurred as of the effective date of termination. If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e) or 8(g) of the FDIA (12 U.S.C. 1818(e) and (g)), the Employer shall have the right to suspend all obligations of the Employer under this Agreement as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer shall reinstate prospectively any of its obligations which were suspended. If the FDIC is appointed receiver or conservator under Section 1l(c) of the FDIA (12 U.S.C. l82l(c)) of the Employer, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such receivership or conservatorship, other than any rights of the Executive that vested prior to such appointment. If the Employer is in default (as defined in Section 3(x)(l) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but the vested rights of the parties shall not be affected. If the FDIC provides open bank assistance under Section 13(c) of the FDIA (12 U.S.C. 1823(c)) to the Employer, but excluding any such assistance provided to the industry generally, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such assistance, other than any rights of the Employee that vested prior to the FDIC action. If the FDIC requires a transaction under Section 13(f) or 13(k) of the FDIA (12 U.S.C. 1823(f) and (k)) by the Employer, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such transaction, other than any rights of the Employee that vested prior to the transaction. Notwithstanding the foregoing provisions of this Section 4.6(b), any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(c)             Regulatory Approval. Notwithstanding the timing for the payment of the severance amounts described in Sections 4.2 and 4.3, no such payments shall be made or commence, as applicable, that require the concurrence or consent of the appropriate federal banking agency of the Employer pursuant to 12 C.F.R. Section 359 prior to the receipt of such concurrence or consent. Any payments suspended by operation of this Section 4.6(c) shall be paid as a lump sum within thirty (30) days following receipt of the concurrence or consent of the appropriate federal banking agency of the Employer or as otherwise directed by such federal banking agency.

(d)            State Banking Limitations. All obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws.

5.             Employer Information.

5.1.          Ownership of Employer Information. All Employer Information received or developed by the Executive or by the Employer while the Executive is employed by the Employer will remain the sole and exclusive property of the Employer. Executive acknowledges that, in performing services for the Employer, Executive may use personal electronic equipment, such as a laptop computer, personal computer, personal data assistant, smart phone, cell phone, tablet, pager and/or other electronic communication and/or memory devices owned by Executive (collectively, “Personal Electronic Equipment”). All Employer Information contained on Personal Electronic Equipment is the sole and exclusive property of the Employer. Executive agrees that the Employer has the right to access and review such Employer Information at any time and may take possession of and review any Personal Electronic Equipment, including any information contained therein, to inspect, analyze, recover and/or delete any Employer Information stored and/or communicated therein or therewith. If Executive has Personal Electronic Equipment that is not located on Employer premises, Executive shall immediately deliver such equipment to the Employer upon its request or its designee’s request. To the extent necessary, the Executive shall provide the Employer with the applicable password for such Personal Electronic Equipment. All Employer Information stored on any Personal Electronic Equipment is subject to the applicable restrictions set forth in this Section 5.

5.2.          Obligations of the Executive. The Executive agrees:

(a)             to hold Employer Information in strictest confidence;

(b)             not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments of Employer Information to any unauthorized recipient; and

(c)             in any event, not to take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret;

Notwithstanding the above or any provision of this Agreement or any other agreement Executive executes to the contrary, there shall be no restriction on Executive’s ability to (i) report violations of any law or regulation, (ii) provide truthful testimony or information pursuant to subpoena, court order, or similar legal process, (iii) provide truthful information to government or regulatory agencies, or (iv) otherwise engage in whistleblower activity protected by the Securities Exchange Act of 1934, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder, including, without limitation, Rule 21F-17. In addition, 18 U.S.C. §1833(b) provides, in part: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal... (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.” Nothing in this Agreement, any other agreement executed by Executive, or any Employer policy is intended to conflict with this statutory protection. This Section 5 shall survive for so long as is permitted by applicable law.

5.3.          Delivery upon Request or Termination. Upon request by the Employer, and in any event upon the Executive’s termination of employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer, including, without limitation, all Employer Information (including all copies thereof, regardless of the medium in which such information may be stored) and all computer equipment, tools and other property of the Employer) then in the Executive’s possession or control or on the Executive’s Personal Electronic Equipment.

6.             Intellectual Property Rights.

(a)             The Executive hereby agrees that all Works made, conceived, developed or reduced to practice, in whole or in part, solely by Executive or jointly with others, either during or after the Executive’s period of employment with the Employer, if such Works are: (1) made through the use of any of the Employer Information or any of the Employer’s equipment, facilities, supplies or time, or (2) result from any work performed by the Executive for the Employer or its Affiliates, shall belong exclusively to the Employer and shall be deemed part of the Employer Information for purposes of this Agreement whether or not fixed in a tangible medium of expression. Without limiting the foregoing, the Executive agrees that all such Works shall be deemed to be “works made for hire” under the U.S. Copyright Act of 1976, as amended, and that the Employer shall be deemed the author and owner thereof, provided that in the event and to the extent such Works are determined not to constitute “works made for hire” as a matter of law, the Executive hereby irrevocably assigns and transfers to the Employer the entire right, title and interest, domestic and foreign, of the Executive in and to such Works. The Employer shall have the right to obtain and to hold in its own name, copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. The Executive agrees to give the Employer, and any person designated by the Employer, any assistance the Employer deems necessary or appropriate to perfect the rights defined in this Section 6.

(b)            The Executive will promptly disclose to the Human Resources Committee, or its designee, every Work made, conceived, developed or reduced to practice, in whole or in part, solely by the Executive or jointly with others, in connection with the business of the Employer either: (1) during the Term, whether or not the Executive believes the Work to have been made, conceived, developed or reduced to practice within the course and scope of the Executive’s employment, or (2) subsequent to the Executive’s period of employment, if such Work is made through the use of Employer Information or any of the Employer’s equipment, facilities, supplies or time, or results from any work performed by the Executive for the Employer or its Affiliates.

(c)             The Executive agrees to: (1) keep and maintain adequate and current records (in the form of notes, drawings, software, object code, source code, manuals, plans, research, specifications, designs, documentation, data, processes, procedures, discoveries, models or in other appropriate forms) of all Works, which records shall be available at all times to the Employer and shall remain the sole property of the Employer; and (2) assist the Employer, both during and subsequent to the Executive’s period of employment with the Employer, in obtaining and enforcing for the Employer’s own benefit patents, copyrights, mask work rights, trade secret rights and other legal protections in any and all countries for any and all Works made by the Executive (in whole or in part), the rights to which belong to or have been assigned to the Employer pursuant to this Agreement. Upon request, the Executive will execute all applications, assignments, instruments and papers and perform all acts that the Employer or its counsel may deem necessary or desirable to obtain or enforce any and all such patents, copyrights, mask work rights, trade secret rights and other legal protections in such Works and otherwise to protect the interests of the Employer therein. The Employer agrees to bear all expenses which it causes to be incurred by the Executive in assigning, obtaining, maintaining and enforcing said patents, copyrights, trade secret rights, mask work rights and other legal protections in accordance with this Agreement.

(d)            The Executive understands that utilization of the Works is in the sole discretion of the Employer, and that the Employer is not obligated to develop, market or otherwise use any device or product.

7.           Non-Competition. The Executive agrees that during the Executive’s employment by the Employer hereunder, and for the duration of the Post-Termination Period, the Executive will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, perform any executive, managerial, supervisory, sales, marketing, consulting or customer-related services to assist any competitor of the Employer in competing directly or indirectly against the Employer in the Area.

8.            Customer-Based Restrictions. The Executive agrees that during the Executive’s employment by the Employer hereunder, and for the duration of the Post-Termination Period, the Executive will not (except on behalf of or with the prior written consent of the Employer) on the Executive’s own behalf or in the service or on behalf of others, (a) solicit, divert or take away or attempt to solicit, divert or take away, from the Employer, any business from any of the Customers; (b) cause or attempt to cause any Customers to terminate or reduce their existing relationships with the Employer; or (c) provide any competitive products or services to any Customers in competition against the Employer.

9.            Employee-Based Restrictions. The Executive agrees that during the Executive’s employment by the Employer hereunder, and for the duration of the Post-Termination Period, the Executive will not (except on behalf of or with the prior written consent of the Employer) on the Executive’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee who was employed by the Employer on the last day of the Executive’s employment or within the six (6) months preceding the last day of the Executive’s employment (whether or not such employee is or was a full-time employee or a temporary employee or such employment is or was pursuant to written agreement or is or was at will).

10.          Non-Disparagement.

(a)             By the Executive. The Executive agrees that during the Term and for a period of two (2) years thereafter, the Executive will not make any statement (written or oral) that could reasonably be perceived as disparaging to the Employer or any person or entity that the Executive reasonably should know is an Affiliate of the Employer. Nothing contained in this Section 10(a) is intended to prevent Executive from (1) complying with the requirements and policies of any federal or state agency, (2) cooperating with any investigation or request for information from any state or federal government agency, or (3) testifying truthfully in any legal or administrative proceeding.

(b)             By the Employer. The Employer agrees that during the Term and for a period of two (2) years thereafter the members of its Board of Directors (collectively, the “Persons to be Advised’’) will not make any public statement (written or oral) that could reasonably be perceived as disparaging to the Employee. The Employer will advise the Persons to be Advised that a non-disparagement agreement is in effect and will use reasonable efforts to enforce compliance with this Agreement. Notwithstanding the foregoing agreement, the parties hereto recognize and acknowledge that the Employer will not be liable for unauthorized remarks by individuals employed by or otherwise associated with the Employer, other than public remarks by the Persons to be Advised and if the Persons to be Advised are required by any applicable law, regulation, statute, subpoena, court order, or other compulsory process to disclose information related to the Executive’s employment with the Employer, such disclosure of truthful information shall not constitute a breach of this Agreement. Nothing contained in this Section 10(b) is intended to prevent the Persons to be Advised from (1) complying with the requirements and policies of any federal or state agency, (2) cooperating with any investigation or request for information from any state or federal government agency, or (3) testifying truthfully in any legal or administrative proceeding. Moreover, this obligation of the Employer shall not apply to any communications between the Employer and its independent public auditors.

11.          Remedies. The Executive agrees that the covenants contained in Sections 5 through 10 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer, and that irreparable loss and damage will be suffered by the Employer should the Executive breach any of the covenants. In addition, the Executive agrees that he is receiving good and valuable consideration in exchange for his agreement to be subject to such covenants, including, without limitation, the payments described in Section 4.2 and 4.3 hereof. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. Furthermore, in addition to any other remedies, the Executive agrees that any violation of the covenants in Sections 5 through 10 will result in the immediate forfeiture of any remaining payment that otherwise is or may become due under Section 4.2 or 4.3, if applicable. The Executive further agrees that should the Executive breach any of the covenants contained in Sections 5 through 10 of this Agreement, the Executive shall repay to the Employer any amounts previously received by the Executive pursuant to Section 4 that are attributable to that portion of the payments paid for the period during which the Executive was in breach of any of the covenants. The Employer and the Executive agree that all remedies available to the Employer or the Executive, as applicable, shall be cumulative.

12.          Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the parties agree that the provision should be modified by the court and, to the maximum extent permissible under the applicable law or public policy, enforced.

13.          No Set-Off by the Executive. The existence of any claim, demand, action or cause of action by the Executive against the Employer whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

14.          Notice. All notices, requests, waivers and other communications required or permitted hereunder shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

If to the Employer:                Central Bancompany

238 Madison Street

Jefferson City, Missouri 65101

Attn: John Ross, President and Chief Operating Officer

If to the Executive: The address most recently on file with the Employer or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. All such notices, requests, waivers and other communications shall be deemed to have been effectively given: (a) when personally delivered to the party to be notified; (b) two (2) business days after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed; or (c) five (5) business days after deposit in the United States Mail postage prepaid by certified or registered mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver or other communication shall be effectively given upon receipt) and addressed to the party to be notified as set forth above. A party may change that party’s notice address given above by giving the other party ten (10) days’ written notice of the new address in the manner set forth above.

15.          Assignment. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer, as applicable, including without limitation, a purchaser of all or substantially all the assets of the Employer. If the Agreement is assigned pursuant to the foregoing sentence, the assignment shall be by novation and the Employer shall have no further liability hereunder, and the successor or assign, as applicable, shall become the “Employer” hereunder, but the Executive will not be deemed to have experienced a Termination of Employment by virtue of such assignment. The Agreement is a personal contract and the rights and interest of the Executive may not be assigned by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

16.          Waiver. A waiver by one party to this Agreement of any breach of this Agreement by any other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

17.          Mediation. Except with respect to Sections 5 through 11 above, and as provided in this Section 17, if any dispute arises out of or relates to this Agreement, or a breach thereof, and if the dispute cannot be settled through direct discussions between the parties, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to any other process for resolving the dispute.

18.          Applicable Law and Choice of Forum. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Missouri. The parties agree that any appropriate state court located in Cole County, Missouri or federal court for the Western District of Missouri shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent to and waive any objection to the jurisdiction or venue of such courts.

19.          Attorneys’ Fees. In the event that the parties have complied with this Agreement with respect to mediation of disputes (or if mediation is not required under Section 18) and litigation ensues between the parties, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay such costs and expenses to the prevailing party within sixty (60) days after a final determination (excluding any appeals) is made with respect to the litigation.

20.          Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof’ and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

21.          Entire Agreement. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by all parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

22.          Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

23.          Survival. The obligations of the parties pursuant to Sections 3.10, 4.2, 4.3, 4.4, 4.5, 4.6, 5 through 21 and 24, as applicable, shall survive the Executive’s termination of employment hereunder for the period designated under, or the period otherwise necessary to give effect to, each of those respective sections.

24.          Representation Regarding Restrictive Covenants. The Executive represents that the Executive is not and will not become a party to any non-competition or non-solicitation agreement or any other agreement which would prohibit the Executive from entering into this Agreement or providing the services for the Employer contemplated by this Agreement. In the event the Executive is subject to any such agreement, this Agreement shall be rendered null and void and the Employer shall have no obligations to the Executive under this Agreement.

25.          Section 409A. It is the intent of the parties that any payment to which the Executive is entitled under this Agreement be exempt from Section 409A of the Code, to the maximum extent permitted under Section 409A of the Code. However, if any such amounts are considered to be “nonqualified deferred compensation” subject to Section 409A of the Code, such amounts shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Neither the Executive nor the Employer shall intentionally take any action to accelerate or delay the payment of any amounts in any manner which would not be in compliance with Section 409A of the Code without the consent of the other party. For purposes of this Agreement, all rights to payments shall be treated as rights to receive a series of separate payments to the fullest extent allowed by Section 409A of the Code. To the extent that some portion of the payments under this Agreement may be bifurcated and treated as exempt from Section 409A of the Code under the “short-term deferral” or “separation pay” exemptions, then such amounts may be so treated as exempt from Section 409A of the Code.

26.          Rights to Photographs, Videos, Recordings and Electronic Images.. Executive agrees that the Employer may, and is entitled to, use, exploit, publish and copyright photographs, videos, audio and other recordings and electronic images of Executive (collectively, “Images”) relating in any way to the Business of the Employer which are made during Executive’s employment with the Employer (and any derivative works made thereafter), and that the Employer shall have all of Executive’s rights, title and interest (if any) in, to and under any such Images, including, but not limited to, privacy, copyright, moral right, and rights to publicity. The Employer may use such Images, without further compensation or any other additional consideration, for any advertising, publishing, social media, or other business purposes on behalf of the Employer during or after Executive’s period of employment by the Employer.

27.          Exit Interview. To ensure a clear understanding of this Agreement and Executive’s compliance therewith, Executive agrees to engage in an exit interview, at a time and place designated by the Employer and at the Employer’s expense. The Executive understands and agrees that during said exit interview, the Executive may be required to confirm that the Executive will comply with Executive’s obligations under this Agreement and to sign and deliver a certification in the form provided by the Employer. The Employer may elect, at its option, to conduct the exit interview by telephone.

28.          Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meanings set forth below:

(a)             “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with another entity. For this purpose, “control” means ownership of more than fifty percent (50%) of the ordinary voting power of the outstanding equity securities of an entity.

(b)            “Agreement” shall mean this Agreement and any appendices incorporated herein together with any amendments hereto made in the manner described in this Agreement.

(c)            “Area” shall mean (i) during the Executive’s period of employment, any geographic region where the Employer is doing business or actively pursuing business opportunities (ii) during the six (6)-month period following the Executive’s period of employment with the Employer and its Affiliates, the state of Missouri; and (iii) during the three (3)-month period following the Executive’s period of employment with the Employer and its Affiliates, any geographic region in which the Employer was doing business and was actively pursuing business opportunities within the final two (2) years of the Executive’s employment.

(d)            “Board of Directors” shall mean the board of directors of the Company and/or the Bank, as applicable, and, where appropriate, includes any committee thereof or other designee.

(e)            “Business of the Employer” shall mean the business conducted by the Employer, which is the business of commercial and consumer banking.

(f)             “Cause” shall mean:

 (1)           A material breach of the terms of this Agreement by the Executive, including, without limitation, failure by the Executive to perform his duties and responsibilities in the manner and to the extent required under this Agreement; provided that the conduct amounting to the breach and the facts upon which the Executive’s direct supervisor made such determination shall be specifically identified in a written notice to the Executive who shall have fifteen (15) days following delivery of such notice to cure such alleged conduct, provided that such conduct is, in the reasonable discretion of the Executive’s direct supervisor, susceptible to a cure;

 (2)           Conduct by the Executive that amounts to fraud, dishonesty, disloyalty or willful misconduct in the performance of his duties and responsibilities hereunder;

 (3)           Arrest of, conviction of or a plea of nolo contendere by, the Executive during the Term for a crime involving breach of trust or moral turpitude or any felony;

 (4)           Conduct by the Executive that amounts to gross and willful insubordination, gross neglect or inattention to or material failure to perform his duties and responsibilities hereunder, including prolonged absences without the written consent of the Executive’s direct supervisor; provided that the nature of such conduct shall be specifically identified in a written notice to the Executive who shall have fifteen (15) days following delivery of such notice to cure such alleged conduct, provided that such conduct is, in the reasonable discretion of the Executive’s direct supervisor, susceptible to a cure;

 (5)           Receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal regulatory action against the Executive or the Employer, provided that the Human Resources Committee determines in good faith that such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive could materially advance the Employer’s compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effect to the Employer related to the regulatory action; or

 (6)           The Executive’s removal and/or permanent prohibition from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(l) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) and (g)(l)).

Notwithstanding anything to the contrary contained herein, the Executive’s right to cure as set forth in this Section 28(f) shall not apply if there are habitual or repeated breaches or actions by the Executive involving conduct of the same or similar character.

(g)            “Change of Control” shall mean a “change in the ownership or effective control of’ the Company or “a change in the ownership of a substantial portion of the assets of’ the Company, as determined under Treasury Regulation Section 1.409A-3(i)(5); provided, however, that for purposes of determining a “substantial portion of the assets of the corporation”, “eighty percent (80%)” shall be used instead of “forty percent (40%)”. Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred for purposes of this Agreement (i) by reason of any actions or events in which the Executive participates in a capacity other than in the Executive’s capacity as an employee; or (ii) by reason of the termination of that certain Central Bancompany Voting Trust, established pursuant to a trust agreement dated as of January 31, 1989.

(h)            “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i)             “Confidential Information” means all confidential information of the Employer, regardless of the form or medium in which it is or was created, stored, reflected or preserved, and includes, but is not limited to, Trade Secrets, Executive understands that Confidential Information may or may not be labeled as “confidential”, and Executive will treat all information as confidential unless otherwise informed by Executive’s direct supervisor.

(j)             “Customer” means (i) the Employer’s customers serviced by the Executive at any time during the Executive’s final two (2) years of employment with the Employer; (ii) customers serviced by the Employer’s personnel at any time during the Executive’s final two (2) years of employment with the Employer, if the Executive had supervisory authority over the personnel providing such services at the time the services were performed; (iii) customers with respect to which the Executive had Confidential Information at any time during the Executive’s final two (2) years of employment with the Employer; and (iv) prospective Employer customers that Executive solicited or had material contact with, or about who the Executive had access to Confidential Information, at any time during the Executive’s final two (2) years of employment with the Employer.

(k)            “Disability” shall mean that the Executive suffers from a physical or mental disability or infirmity that qualifies the Executive for disability benefits under any accident or health plan maintained by the Employer that provides income replacement benefits due to a disability or, if the Employer does not maintain such a plan, the inability of the Executive to perform his material duties under this Agreement for a period of ninety (90) or more days, with or without reasonable accommodation, as a result of a physical or mental infirmity, as reasonably determined by the Employer.

(l)             “Employer Information” shall mean Confidential Information and Trade Secrets.

(m)           “Good Reason” shall mean any of the following which occurs on or after the Effective Date:

 (1)           a material reduction of the Executive’s Annual Base Salary from its then current rate, other than a reduction that is applied to substantially all other executive officers of the Employer if the Executive’s reduction is substantially proportionate to, or no greater than, the reduction applied to all other executive officers;

 (2)           a requirement that the Executive relocate more than fifty (50) miles from the Executive’s then-current principal place of employment with the Employer without the Executive’s consent;

 (3)           a material diminution in the Executive’s duties or responsibilities, provided that, a diminution in the Executive’s title shall not alone be considered “Good Reason” under this Agreement; or

 (4)           a material breach of this Agreement by the Employer;

provided, however, that for a termination of employment by the Executive to be for Good Reason, the Executive must notify the Employer in writing of the event giving rise to Good Reason within thirty (30) days following the occurrence of the event (or if later the Executive’s knowledge of occurrence of the event), the event must remain uncured after the expiration of thirty (30) days following the delivery of written notice of such event to the Employer by the Executive, and the Executive must resign effective no later than sixty (60) days following the Employer’s failure to cure the event and must give at least thirty (30) days advance written notice prior to his effective date of resignation.

(n)            “Post-Termination Period” shall mean, for purposes of Section 7, the time periods described in Section 28(c)(ii) and (iii). For all other purposes under this Agreement, “Post-Termination Period” shall mean twenty-four (24) months following the last day of the Executive’s period of employment with the Employer and its Affiliates.

(o)            “Term” shall mean the period of employment provided for in Section 2.

(p)            “Termination of Employment” shall mean a termination of the Executive’s employment where either (1) the Executive has ceased to perform any services for the Employer and all affiliated companies that, together with the Employer, constitute the “service recipient” within the meaning of Code Section 409A (collectively, the “Service Recipient”) or (2) the level of bona fide services the Executive performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Executive retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service if the Executive has been providing services to the Service Recipient for less than 36 months).

(q)            “Trade Secrets” shall mean Employer or Affiliate information, regardless of the form or medium in which it is or was created, preserved, reflected or sorted (including in Executive’s memory) that is not commonly known by or generally available to the public and that:

 (1)           derives or creates economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

 (2)           is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

The Employer’s Trade Secrets may include, but are not limited to, all confidential information relating to or reflecting the Employer’s research and development plans and activities, compilations of data, product plans, sales, marketing, and business plans and strategies; pricing, price lists, pricing methodologies and profit margins; personnel; inventions, concepts, ideas, designs and formulae; current, past and prospective customer lists; current, past and anticipated customer needs, preferences, and requirements; market studies; computer software and programs (including object code and source code); and computer and database technologies, systems, structures and architectures.

(r)            “Work or Works” shall mean all work product, property, data, documentation, information, or materials conceived, discovered, developed, or created by Executive including, but not limited to, all literary works, software, documentation, memoranda, musical works, photographs, artwork, sound recordings, audiovisual works, ideas, designs, inventions, discoveries, creations, conceptions, improvements, processes, algorithms, and so forth (collectively, “Intellectual Property”) which (i) are prepared or developed by Executive, individually or jointly with others, during Executive’s employment with the Employer, or within six (6) months thereafter, whether or not during working hours, and (ii) relate to or arise in any way out of (A) current or anticipated businesses or activities of the Employer, (B) the Employer’s current or anticipated research or development, (C) any work performed by Executive for the Employer, or (D) any information or assistance provided by the Employer, including but not limited to, Confidential Information.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

CENTRAL BANCOMPANY, INC.

By:	/s/ John Ross
Signature

John Ross
Print Name

President
Title

CENTRAL TRUST BANK

By:	/s/ John Ross
Signature

John Ross
Print Name

Title

EXECUTIVE

/s/ Piyush Agarwal
Piyush Agarwal

CENTRAL BANCOMPANY, INC.

RESTRICTED STOCK AWARD

This RESTRICTED STOCK AWARD (the “Award”) is made and entered into as of the Grant Date set forth below by and between Central Bancompany, Inc. (the “Company”), a Missouri corporation, and John Ross (the “Employee”).

Upon and subject to the Additional Terms and Conditions attached hereto and incorporated herein by reference as part of this Award, the Company hereby awards as of the Grant Date to the Employee the Restricted Shares described below in consideration of the Employee’s services to the Company.

A.            Grant Date:                             , 202_.

B.             Restricted Shares:                    shares of the Company’s Class B Common Stock (“Class B Common Stock”).

C.             Vesting: The Restricted Shares shall become vested, as and to the extent indicated below.

Percentage of Restricted Shares
Years of Service After Grant Date	which are Vested Shares

Less than 1	0%
1 but less than 2	33 1/3%
2 but less than 3	66 2/3%
3 or more	100%

The Employee shall be granted a year of service for each twelve-consecutive-month period following the Grant Date during which the Employee remains in the continuous service of the Company and its Affiliates without incurring a Termination of Employment. The Restricted Shares shall become fully vested in the event of a Change in Control or upon the death of the Employee. The Restricted Shares which have become vested are herein referred to as the “Vested Shares”. There shall be no proration for partial service. Any portion of the Restricted Shares which have not become Vested Shares in accordance with this Paragraph C before or at the time of the Employee’s Termination of Employment shall be forfeited.

IN WITNESS WHEREOF, the Company and Employee have signed this Award as of the Grant Date set forth above.

CENTRAL BANCOMPANY, INC.

By:
Employee

Title:

ADDITIONAL TERMS AND CONDITIONS OF

CENTRAL BANCOMPANY, INC.

RESTRICTED STOCK AWARD

1.             Condition to Delivery of Restricted Shares.

(a)            Employee must deliver to the Company, within two (2) business days after the earlier of: (i) the date on which any Restricted Shares become Vested Shares (the “Vesting Date”), or (ii) the date the Employee makes an election pursuant to Section 83(b) of the Internal Revenue Code as to all or any portion of the Restricted Shares, either cash or a certified check payable to the Company in the amount of all tax withholding obligations (whether federal, state or local) imposed on the Company by reason of the vesting of the Restricted Shares, or the making of an election pursuant to Section 83(b) of the Internal Revenue Code, as applicable, except as provided in Section 1(b).

(b)            If the Employee does not make an election pursuant to Section 83(b) of the Internal Revenue Code, in lieu of paying the withholding tax obligations in cash or by certified check as required by Section 1(a), Employee may elect (the “Withholding Election”) to have the actual number of shares of Class B Common Stock that become Vested Shares reduced by the smallest number of whole shares of Class B Common Stock which, when multiplied by the Fair Market Value of the Class B Common Stock, determined as of the applicable Vesting Date, is sufficient to satisfy the amount of the tax withholding obligations imposed on the Company by reason of the vesting of the Restricted Shares on the applicable Vesting Date. Employee may make a Withholding Election only if all of the following conditions are met:

 (i)            the Withholding Election must be made on or prior to the Vesting Date by executing and delivering to the Company a properly completed Notice of Withholding Election, in substantially the form of Exhibit A attached hereto; and

 (ii)            any Withholding Election made will be irrevocable; however, the Human Resources Committee of the Board of Directors of the Company (the “Committee”) may, in its sole discretion, disapprove and give no effect to any Withholding Election.

(c)            If (i) the Employee does not make an election pursuant to Section 83(b) of the Internal Revenue Code, (ii) the shares of Class B Common Stock are being traded by brokers and (iii) the Employee is not a “director” or “executive officer”, within the meaning of Section 13(k) of the Securities Exchange Act of 1934 (Section 402 of the Sarbanes-Oxley Act of 2002) (the “Exchange Act”), then, in lieu of paying the withholding tax obligations in cash or by certified check as required by Section 1(a) at the time tax withholding obligations become due, at the request of the Employee, the Committee may make, or authorize the making of, such arrangements with the Employee and a broker, dealer or other “creditor” (as defined by Regulation T issued by the Board of Governors of the Federal Reserve System) acting on behalf of the Employee for the receipt from such broker, dealer or other “creditor” of cash by the Company in an amount necessary to satisfy the Employee’s tax withholding obligations in exchange for delivery of a number of Vested Shares directly to the broker, dealer or other “creditor” having a value equal to the cash delivered.

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(d)           Unless and until the Employee provides for the payment of the tax withholding obligations in accordance with the provisions of this Section 1, the Company shall have no obligation to deliver any of the Vested Shares and may take any other actions necessary to satisfy such obligations, including withholding of appropriate sums from other amounts payable to the Employee. A failure on the part of the Employee to provide for the satisfaction of the tax withholding obligations promptly shall result in a forfeiture of the Restricted Shares.

(e)            Acknowledgement by Employee of Tax Election Opportunity. Employee acknowledges that the award of the Restricted Shares constitutes a transfer of property for federal income tax purposes under Section 83 of the Internal Revenue Code and that the Employee shall have the sole responsibility for determining whether to elect early income tax treatment by making an election permitted under Subsection (b) of Section 83 of the Internal Revenue Code and the sole responsibility for effecting any such election in an appropriate and on a timely basis; provided, however, that if Employee makes an election permitted under Subsection (b) of Section 83 of the Internal Revenue Code, Employee is required to provide a copy of such election to the Company within ten (10) days of making such election or all Restricted Shares shall be forfeited.

2.              Issuance of Restricted Shares.

(a)            The Company shall issue the Restricted Shares as of the Grant Date in either manner described below, as determined by the Committee in its sole discretion:

 (i)            by the issuance of share certificate(s) evidencing Restricted Shares to the Secretary of the Company or such other agent of the Company as may be designated by the Committee or the Secretary (the “Share Custodian”); or

 (ii)           by documenting the issuance in uncertificated or book entry form on the Company’s stock records.

Evidence of the Restricted Shares either in the form of share certificate(s) or book entry, as the case may be, shall be held by the Company or Share Custodian, as applicable, until the Restricted Shares become Vested Shares in accordance with the Vesting Schedule or, if applicable, until forfeited.

(b)            If the shares of Class B Common Stock are registered under the Securities Act of 1933, as amended (the “Securities Act”) and the Employee is determined by the Committee to be an “affiliate” of the Company, as such term is defined in Rule 144 (“Rule 144”) under the Securities Act, the Restricted Shares (and the Vested Shares resulting therefrom) shall be evidenced only by physical share certificates.

(c)            When the Restricted Shares become Vested Shares, the Company or the Share Custodian, as the case may be, shall deliver the Vested Shares to the Employee or, at the Company’s election, to a broker designated by the Company (the “Designated Broker”) by either physical delivery of the share certificate(s) or book entry transfer, as applicable, for the benefit of an account established in the name of the Employee, in either case, after, to the extent applicable, payment by the Employee of the tax withholding obligations pursuant to Section l (a) and/or reduced by any Vested Shares withheld and returned to the Company pursuant to Section 1(b) above or delivered to a broker, dealer or other “creditor” as contemplated by Section 1(c) above (such reduced number of Vested Shares are referred to in this Section 2(c) as the “Net Vested Shares”). If the number of Vested Shares includes a fraction of a share, neither the Company nor the Share Custodian shall be required to deliver the fractional share to the Employee, and the Company shall pay the Employee the amount determined by the Company to be the estimated fair market value therefor. At any time after receipt by the Designated Broker, the Employee may require that the Designated Broker deliver the Net Vested Shares to the Employee pursuant to such arrangements or agreements as may exist between the Designated Broker and the Employee.

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(d)            In the event that the Employee forfeits any of the Restricted Shares, the Company shall cancel the issuance on its stock records and, if applicable, the Share Custodian shall promptly deliver the share certificate(s) representing the forfeited shares to the Company.

(e)            Employee hereby irrevocably appoints the Share Custodian, and any successor thereto, as the true and lawful attorney-in-fact of Employee with full power and authority to execute any stock transfer power or other instrument necessary to transfer any Restricted Shares to the Company in accordance with this Award, in the name, place, and stead of the Employee. The term of such appointment shall commence on the Grant Date of this Award and shall continue until the last of the Restricted Shares are delivered to the Employee (and, if applicable, Designated Broker) as Vested Shares or are returned to the Company as forfeited Restricted Shares or as Vested Shares withheld and returned to the Company pursuant to Section 1 (b), as provided by the applicable terms of this Award.

(f)            Unless and until the Restricted Shares are forfeited, the Employee shall be entitled to all rights respecting Restricted Shares (and, to the extent applicable, Vested Shares) applicable to holders of shares of Class B Common Stock including, without limitation, the right to vote such shares, if any, and to receive dividends or other distributions thereon as provided by Section 3, except as otherwise expressly provided in this Award.

(g)            In the event the number of shares of Class B Common Stock is increased or reduced as a result of a subdivision or combination of shares of Class B Common Stock or the payment of a stock dividend or any other increase or decrease in the number of shares of Class B Common Stock or other transaction such as a merger, reorganization or other change in the capital structure of the Company, the Employee agrees that any certificate representing shares of Class B Common Stock or other securities of the Company issued as a result of any of the foregoing shall be delivered to the Share Custodian or recorded in book entry form, as applicable, and shall be subject to all of the provisions of this Award as if initially granted hereunder.

3.             Dividends. The Employee shall be entitled to dividends or other distributions paid or made on Restricted Shares but only as and when the Restricted Shares to which the dividends or other distributions are attributable become Vested Shares. Dividends paid on Restricted Shares will be held by the Company and transferred to the Employee, without interest, on such date as the Restricted Shares become Vested Shares. Dividends or other distributions paid on Restricted Shares that are forfeited shall be retained by the Company.

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4.              Restrictions on Transfer of Restricted Shares.

(a)            General Restrictions. Except as provided by this Award, the Employee shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to any Restricted Shares. Any such disposition not made in accordance with this Award shall be deemed null and void. The Company will not recognize, or have the duty to recognize, any disposition not made in accordance with this Award, and any Restricted Shares so transferred will continue to be bound by this Award. The Employee (and any subsequent holder of Restricted Shares) may not sell, pledge or otherwise directly or indirectly transfer (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in or any beneficial interest in any Restricted Shares except pursuant to the provisions of this Award. Any sale, pledge or other transfer (or any attempt to effect the same) of any Restricted Shares in violation of any provision of this Award shall be void, and the Company shall not record such transfer, assignment, pledge or other disposition on its books or treat any purported transferee or pledgee of such Restricted Shares as the owner or pledgee of such Restricted Shares for any purpose.

(b)            Certain Permitted Transfers. The restrictions contained in this Section 4 will not apply with respect to transfers of the Restricted Shares pursuant to applicable laws of descent and distribution; provided that the restrictions contained in this Section 4 will continue to be applicable to the Restricted Shares after any such transfer; and provided further that the transferee(s) of such Restricted Shares must agree in writing to be bound by the provisions of this Award.

5.              Legends Evidencing Restrictions on Transfer.

(a)            Certificates evidencing the Restricted Shares shall have noted conspicuously on the certificate a legend required under applicable securities laws and reflecting the transfer restrictions set forth herein in addition to any other legend(s) as the Company deems appropriate and the Employee shall not make any transfer of the Restricted Shares without first complying with the restrictions on transfer described in such legend(s). Such legend(s) may include the following:

TRANSFER IS RESTRICTED

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR APPLICABLE STATE SECURITIES LAWS (THE “STATE ACTS”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT, THE STATE ACTS AND ANY OTHER APPLICABLE SECURITIES LAWS UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH THE ACT, THE STATE ACTS AND ANY OTHER APPLICABLE SECURITIES LAWS.

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(b)            In addition to any legends required under applicable securities laws, the certificates representing the Restricted Shares shall be endorsed with the following legend and the Employee shall not make any transfer of the Restricted Shares without first complying with the restrictions on transfer described in such legend:

TRANSFER IS RESTRICTED

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND FORFEITURE PROVISIONS WHICH ALSO APPLY to any permitted transferee as set forth in a restricted stock Award, DATED                           , A COPY OF WHICH IS AVAILABLE FROM THE COMPANY.

(c)            Opinion of Counsel. No holder of Restricted Shares may sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in or any beneficial interest in such Restricted Shares, except (i) pursuant to an effective registration statement under the Securities Act or (ii) in a transaction that fully complies with Rule 144, to the extent applicable, without first delivering to the Company an opinion of counsel (reasonably acceptable in form and substance to the Company) that neither registration nor qualification under the Securities Act and applicable state securities laws is required in connection with such transfer.

6.             Change in Capitalization.

(a)            The number and kind of Restricted Shares shall be proportionately adjusted for any increase or decrease in the number of issued shares of Class B Common Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Class B Common Stock to holders of outstanding shares of Class B Common Stock or any other increase or decrease in the number of shares of Class B Common Stock outstanding effected without receipt of consideration by the Company. No fractional shares shall be issued in making such adjustment.

(b)            In the event of a merger, consolidation, extraordinary dividend (including a spin-off), reorganization, recapitalization, sale of substantially all of the Company’s assets, other change in the capital structure of the Company, tender offer for shares of Class B Common Stock, a change in control or similar transaction, an appropriate adjustment may be made with respect to the Restricted Shares such that other securities, cash or other property may be substituted for the Class B Common Stock held by Share Custodian or recorded in book entry form pursuant to this Award.

(c)            All determinations and adjustments made by the Committee pursuant to this Section will be final and binding on the Employee.

(d)            The existence of the Award shall not affect the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Class B Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or part of its business or assets, or any other corporate act or proceeding.

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7.             Governing Laws. This Award shall be construed, administered and enforced according to the laws of the State of Missouri; provided, however, no Restricted Shares shall be issued except, in the reasonable judgment of the Committee, in compliance with exemptions under applicable state securities laws of the state in which the Employee resides, and/or any other applicable securities laws.

8.              Successors. This Award shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

9.              Notice. All notices, requests, waivers and other communications required or permitted hereunder shall be in writing and shall be either personally delivered, sent by facsimile or by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

If to the Company:	Central Bancompany, Inc.
238 Madison Street
Jefferson City, Missouri 65101

If to the Employee:	As reflected in the then current personnel records of the Company or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. All such notices, requests, waivers and other communications shall be deemed to have been effectively given: (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified; (c) five (5) business days after deposit in the United States Mail postage prepaid by certified or registered mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver or other communication shall be effectively given upon receipt) and addressed to the party to be notified as set forth above; or (d) two (2) business days after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed. A party may change its or his notice address given above by giving the other party ten (10) days’ written notice of the new address in the manner set forth above.

10.           Severability. In the event that any one or more of the provisions or portion thereof contained in this Award shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award, and this Award shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

11.           Entire Agreement. This Award expresses the entire understanding and agreement of the parties with respect to the subject matter. This Award may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

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12.           Headings and Capitalized Terms. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award. Capitalized terms used, but not defined, in this Award shall be given the meaning ascribed to them in Section 16.

13.           Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

14.           No Right to Continued Employment. The grant of the Award made pursuant to this Award shall not be construed as giving Employee the right to any continued service relationship with the Company or any Affiliate.

15.           Compliance with Applicable Law. This Award is intended to comply with all applicable Federal, state, and local laws, rules, and regulations.

16.           Special Definitions. For purposes of this Award, the capitalized terms below shall have the meanings as hereinafter ascribed to them:

(a)            “Affiliate(s)” shall mean any entity which controls, is controlled by, or is under common control with another entity. For this purpose, “control” means ownership of more than fifty percent (50%) of the ordinary voting power of the outstanding equity securities of an entity

(b)            “Change in Control” shall mean a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of’ the Company, as determined under Treasury Regulation Section 1.409A-3(i)(5); provided, however, that for purposes of determining a “substantial portion of the assets of the corporation”, “eighty percent (80%)” shall be used instead of “forty percent (40%)”. Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred for purposes of this Agreement (i) by reason of any actions or events in which the Employee participates in a capacity other than in the Employee’s capacity as an employee; or (ii) by reason of the termination of that certain Central Bancompany Voting Trust, established pursuant to a trust agreement dated as of January 31, 1989.

(c)            “Fair Market Value” means the value of a share of Class B Common Stock as of a date, determined as follows:

 (i)            if the shares of Class B Common Stock are readily tradable or reported on an established securities market, Fair Market Value of the Class B Common Stock may be determined using an average selling price during a specified period that is within thirty (30) days before or thirty (30) days after the applicable determination date, as determined by the Board of Directors of the Company in its sole discretion, or any other reasonable method using actual transactions in the Class B Common Stock as reported by such market or system; or

 (ii)           if the shares of Class B Common Stock are not readily tradable or reported on an established securities market, Fair Market Value shall be reasonably determined by the Board of Directors of the Company in its sole discretion.

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An “established securities market” includes a national securities exchange which is registered under Section 6 of the Exchange Act; a foreign national securities exchange which is officially recognized, sanctioned, or supervised by governmental authority; and any over-the-counter market. For purposes of Clause (ii) above, the use of a value previously calculated under a reasonable valuation method is not reasonable as of a later date if such calculation fails to reflect information available after the date of the calculation that may materially affect the value of the Company or if the value was calculated with respect to a date that is more than twelve (12) months earlier than the date for which the valuation is being used.

(d)            “Termination of Employment” means the termination of the employment relationship between the Employee and the Company and its Affiliates, regardless of whether severance or similar payments are made to the Employee for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement. The Committee will, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment as it affects the Award.

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EXHIBIT A

NOTICE OF WITHHOLDING ELECTION

CENTRAL BANCOMPANY, INC.

RESTRICTED STOCK AWARD

TO:         Central Bancompany, Inc.

FROM:

RE:         Withholding Election

This election relates to the Restricted Stock Award identified in Paragraph 3 below. I hereby certify that:

(1)            My correct name and social security number and my current address are set forth at the end of this document.

(2)            I am (check one, whichever is applicable).

[ ]              the original recipient of the Restricted Stock Award.

[ ]               the legal representative of the estate of the original recipient of the Restricted Stock Award.

[ ]               a legatee of the original recipient of the Restricted Stock Award.

[ ]               the legal guardian of the original recipient of the Restricted Stock Award.

(3)            The Restricted Stock Award pursuant to which this election relates was granted on                             in the name of John Ross for a total of              shares of Class B Common Stock. This election relates to                 shares of Class B Common Stock to be delivered upon the vesting of a portion of the Restricted Shares, provided that the numbers set forth above shall be deemed changed as appropriate to reflect stock splits and other adjustments contemplated by the applicable provisions of the Restricted Stock Award.

(4)            In connection with the vesting of all or a portion of the Restricted Shares, I hereby elect:

[ ]            to have certain of the Vested Shares withheld and returned to the Company, rather than delivered to me, for the purpose of having the value of such shares applied to pay minimum required federal, state and local, if any, tax withholding obligations arising from the vesting event. The fair market value of the Vested Shares to be withheld and returned to the Company shall be equal to the minimum statutory tax withholding requirements under federal, state and local law in connection with the vesting event, reduced by the amount of any cash or certified check payment tendered by me to the Company in partial payment of such tax withholding obligations;

[ ]           to deliver to the Company, in cash or cash equivalents, the amount necessary to pay minimum required federal, state and local, if any, tax withholding obligations arising from the vesting event; or

[ ]            to have the Company withhold from other wages payable to me the amount necessary to pay minimum required federal, state and local, if any, tax withholding obligations arising from the vesting event.

(5)            I understand that this Withholding Election is made prior to the Vesting Date and is otherwise timely made pursuant to Section 1 of the Restricted Stock Award. I understand that the Company may disapprove and give no effect to an election choosing either the first or third alternative provided above.

(6)            With respect to the first alternative above, I understand that, if this Withholding Election is not disapproved by the Committee, the Company shall withhold from the Vested Shares a whole number of shares of Class B Common Stock having the value specified in Paragraph 4 above.

(7)            I understand that if provisions for the satisfaction of applicable tax withholding obligations, in a form acceptable to the Company, are not made on a timely basis, any Restricted Shares that otherwise would have become Vested Shares due to the vesting event shall be forfeited, unless, at the discretion of the Company, the Company elects to withhold from other wages payable to me the amount necessary to pay minimum required federal, state and local, if any, tax withholding obligations arising from the vesting event.

(8)            I have read and understand the provisions of the Restricted Stock Award and I have no reason to believe that any of the conditions therein to the making of this Withholding Election have not been met. Capitalized terms used in this Notice of Withholding Election without definition shall have the meanings given to them in Section 16 of the Restricted Stock Award, as applicable.

Dated:

Signature:

Name (Printed)

Street Address

City, State, Zip Code

Social Security Number

Exhibit A - Page 2 of 2